Exhibit 10.10

EMPLOYMENT agreement

This Employment Agreement (this “Agreement”) is made and entered into by and between HOF Village Newco, LLC (“HOF Newco”) and Hall of Fame Resort & Entertainment Company (“Hall of Fame Resort”) (Hall of Fame Resort, together with HOF Newco, the “Company”), on the one hand, and Erica Muhleman (the “Employee”), on the other hand, and shall be effective on the Effective Date (defined below).

RECITALS

A. The Company desires to employ the Employee on and after the Effective Date, and the Employee desires to be employed by the Company on and after the Effective Date, all on the terms and subject to the conditions set forth herein.

B. The Employee is willing to enter into this Agreement in consideration of the terms, conditions, and benefits that the Employee will receive under the terms hereof, and the Company is willing to enter into this Agreement in consideration of the promises and covenants by Employee contained herein.

AGREEMENT

In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. ROLE OF EMPLOYEE.

1.1. Duties and Status. HOF Newco and Hall of Fame Resort hereby engage the Employee as Executive Vice President of New Business Development/Marketing & Sales for the Employment Period, as defined in Section 3.1 hereof, and the Employee accepts such employment, on the terms and subject to the conditions set forth in this Agreement. The Employee shall faithfully exercise in good faith such authority and perform such duties on behalf of the Company that are typically associated with such position and all other duties that may be assigned to the Employee by the Company’s Chief Employee Officer (“CEO”) from time to time.

1.2. Time and Effort. During the Employment Period, the Employee shall devote the Employee’s entire working time, energy, and efforts to the performance of the Employee’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company. Notwithstanding the foregoing, this Section 1.2 shall not be interpreted to prohibit the Employee from making personal investments of time that do not require more than a de minimis time commitment, performing pro bono, charitable or civic acts or services or serving on the board of a non-profit organization, or conducting private business affairs if those activities do not materially interfere with the services required under this Agreement or violate the provisions of Section 4.

1.3. Principal Place of Employment. The Employee’s principal work location shall be in Canton, Ohio. Upon submission of appropriate receipts, the Company will reimburse the Employee for reasonable and necessary pre-approved moving expenses incurred as a result of moving Employee, Employee’s immediate family (if any), and Employee’s (and, if applicable, Employee’s immediate family’s) personal belongings to the Canton, Ohio area. Employee will obtain a quote from at least three moving companies and submit those quotes to the CEO, who will, after conferring with Employee, advise Employee as to which moving company quote is approved. During such conferral, Employee and the CEO will also discuss and agree upon what additional moving expenses are reasonable and necessary and whether the Company’s reimbursement for such expenses should be capped at a certain amount.

2. COMPENSATION AND BENEFITS.

2.1. Annual Base Salary. For all of the services rendered by the Employee to the Company during the Employment Period, the Company shall pay the Employee an annual base salary (“Annual Base Salary”) equal to $275,000.00. The Annual Base Salary shall be payable in accordance with the practice of the Company in effect from time to time for the payment of salaries to employees of the Company and shall be subject to applicable withholdings and deductions. The Company will periodically review the Employee’s Annual Base Salary and implement an increase (but no decrease), if any, as the Company shall determine in its sole discretion is reasonable and appropriate.

2.2. Annual Bonus. For each calendar year during the Employment Period, the Employee shall be eligible to receive an annual bonus (the “Annual Bonus”). The target for the Annual Bonus opportunity shall be 40% of the Employee’s Annual Base Salary for each such calendar year and be based on the Company’s achievement of commercially-reasonable Key Performance Indicators (“KPI’s”) determined by the Company in writing. The Annual Bonus for calendar year 2020 shall be pro-rated. The Annual Bonus shall be paid in cash and shall be paid no later than 70 days after the end of the calendar year for which the Annual Bonus is earned. In order to have earned, and be entitled to receive, the Annual Bonus for a particular calendar year, the Employee must remain employed through the end of that calendar year and must not (a) have been, as of the date of payment, terminated by the Company for Cause (as defined below) or (b) as of the date of payment, have ended Employee’s employment with the Company without Good Reason (as defined below).

2.3. Restricted Stock Award. Subject to the approval of the Board of Directors (the “Board”) of Hall of Fame Resort, the Employee shall be granted an award of restricted stock units (a “Restricted Stock Unit Award”) that entitles the Employee to receive one share of Hall of Fame Resort & Entertainment Company (“Hall of Fame Resort”) common stock for each restricted stock unit that vests in accordance with this Section 2.3 (such grant, a “Restricted Stock Unit Award”).

(a) In connection with Hall of Fame Resort filing a Form S-8 with the United States Securities and Exchange Commission, and subject to the approval of the Board, the Employee shall receive a Restricted Stock Unit Award for a number of shares of common stock of the Company equal to $600,000 divided by the average closing price of Hall of Fame Resort’s common stock for the five trading days preceding, but not including, the Effective Date.

(b) The Restricted Stock Unit Award shall be evidenced by an award agreement between Hall of Fame Resort and the Employee.  The award agreement shall provide that the Employee’s rights in the Restricted Stock Unit Award shall vest and be transferable in 3 equal or nearly equal installments on (1) the first Anniversary of the Effective Date, (2) the second anniversary of the Effective Date, and (3) the third anniversary of the Effective Date, if the Employee remains in the continuous employ or service of the Company or an affiliate of the Company from the Effective Date until the applicable vesting date.  The award agreement shall provide that any Restricted Stock Units that have not vested on or before the date the Employee ceases to be an employee of the Company or an affiliate shall be forfeited on the date that such employment or services ends for any reason.

2.4. Benefits. The Employee shall be entitled to participate in such benefit plans including, without limitation, any and all retirement, disability, group life, sickness, accident, vision, dental, and health insurance programs, as the Company may provide from time to time to its employees generally. The Employee shall be allowed to enroll in the health insurance benefits provided by the Company on the first day of Employee’s employment with the Company.

2.5. Vacation. The Employee shall be entitled to 15 days of paid vacation per year during the first and second year of the Employment Period and 25 days of paid vacation per year during the third year of the Employment Period and any year thereafter during the Employment Period. Unused vacation days for a particular year shall roll over to, and be available for Employee’s use during, the first twelve weeks of the following year, and any such carry-over vacation days not used by the Employee during the first twelve weeks of the following year shall be paid out as compensation to the Employee on the first regularly-scheduled payroll date following the end of the twelve-week period.

2.6. Expenses. Subject to, and in accordance with, such policies as may, from time to time, be established by the Company, the Company shall pay or reimburse the Employee for all reasonable expenses actually incurred or paid by the Employee in the furtherance of or in connection with the performance of the Employee’s duties under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require.

3. TERM AND TERMINATION.

3.1. Employment Period. Subject to Section 3.2 hereof, the Employee’s employment under this Agreement (the “Employment Period”) shall commence on September 14, 2020 (the “Effective Date”) and shall terminate on the earlier of: (a) the third anniversary of the Effective Date (such period, the “Initial Term”); provided, however, that on the third anniversary of the Effective Date and each subsequent anniversary thereafter, the term shall automatically renew for successive 12-month periods unless either party provides written notice of non-renewal to the other party at least 90 days in advance of the expiration of the Initial Term or the then-current 12-month period (the Initial Term, as may be automatically extended as provided herein, the “Term”); or (b) termination of this Agreement and the Employee’s employment pursuant to Section 3.2 hereof.

3.2. Termination of Employment. Each party shall have the right to terminate the Employee’s employment hereunder before the Term expires as permitted by this Section 3.2.

(a) By the Company.

(i) For Cause. The Company shall have the right to terminate this Agreement and the Employee’s employment hereunder at any time upon delivery of written notice of termination for Cause (as defined below) to the Employee by the Company, such employment to terminate immediately upon delivery of such notice for a termination under 3.2(a)(i)(A) or (B), unless otherwise specified in such notice, or upon expiration of the notice and cure period described herein for a termination under 3.2(a)(i)(C) or (D). As used herein, “Cause” means that the Company has determined that the Employee: (A) has misappropriated, stolen, or embezzled funds or property from the Company or, without the permission of the Company, secured or attempted to secure personally any profit in connection with any transaction entered into on behalf of the Company; (B) has been charged with a felony which in the reasonable opinion of the Company brings the Employee into disrepute or is likely to cause material harm to the Company’s business, customer, or supplier relations, financial condition, prospects, or reputation; (C) has willfully failed to perform the Employee’s duties to the Company in a manner reasonably satisfactory to the Company; or (D) has willfully violated or breached any provision of this Agreement or any law or regulation, where, in the reasonable opinion of the Company, such violation or breach is to the material detriment of the Company or its business. A termination by the Company shall not be for Cause under Section 3.2(a)(i)(C) or (D) unless: (1) the Company gives the Employee written notice specifying the event or condition that the Company asserts authorizes termination for Cause under Section 3.2(a)(i)(C) or (D) and (2) during the 30 days following receipt of such notice, the Employee fails to remedy or cure the event or condition. Any termination of employment pursuant to this Section 3.2(a)(i) shall entitle the Employee to receive only the payments referred to in Section 3.3(a) hereof.

(ii) Without Cause. The Company shall have the right to terminate this Agreement and the Employee’s employment hereunder without Cause after 60 days’ prior written notice by the Company to the Employee. Any termination of employment pursuant to this Section 3.2(a)(ii) shall entitle the Employee to receive the payments referred to in Section 3.3(a) and (b) hereof.

(iii) Upon Total Disability. The Company shall have the right to terminate this Agreement and the Employee’s employment hereunder upon five days’ prior written notice to the Employee if the Company determines that the Employee is unable to perform the Employee’s duties by reason of Total Disability. As used herein, “Total Disability” shall mean the inability of the Employee, due to physical or mental illness or injury, and with the benefit of any reasonable accommodation requested by and provided to the Employee, to perform the Employee’s essential duties hereunder for any period of 180 consecutive days.  The return of the Employee to the Employee’s duties for periods of 30 days or less shall not interrupt such 180-day period. Upon any termination of employment pursuant to this Section 3.2(a)(iii), the Employee shall only be entitled to receive the payments referred to in Section 3.3(a) hereof.

(b) By the Employee.

(i) For Good Reason. The Employee shall have the right to terminate this Agreement and her employment hereunder for Good Reason, such employment to terminate upon expiration of the notice and cure period described herein. As used herein, “Good Reason” shall mean: (A) any material failure by the Company to comply with any provision of this Agreement; (B) a material diminution in the Employee’s overall duties and responsibilities as a result of any merger or business combination to which the Company is a party; or (C) the permanent relocation of the Employee’s principal place of employment to a location that is more than 50 miles from Canton, Ohio. A termination by the Employee shall not be for Good Reason unless: (1) the Employee gives the Company written notice specifying the event or condition that the Employee asserts authorizes termination for Good Reason; (2) the Employee did not cause the event or condition that Employee asserts authorizes Employee’s termination for Good Reason or knowingly allow such event or condition to occur (but only if Employee had the authority and power to cause the event not to occur and knowingly chose not to exercise such power or authority); (3) such notice is given no more than 30 days after the occurrence of the event or the initial existence of the condition that Employee asserts authorizes termination for Good Reason; (4) during the 30 days following receipt of such notice, the Company fails to remedy or cure the event or condition; and (5) Employee terminates Employee’s employment within 30 days after the end of such cure period. In the event that the Employee elects to terminate her employment pursuant to Section 3.2(b)(i) and in accordance with the notice and cure requirements in subparts (1) through (5) above, the Employee shall be entitled to receive the payments referred to in Section 3.3(a) and (b) hereof.

(ii) Without Good Reason. The Employee shall have the right to terminate this Agreement and her employment hereunder without Good Reason after 60 days’ prior written notice by the Employee to the Company. If the Employee gives 60 days’ notice of termination without Good Reason under this Section 3.2(b)(ii), the Company in its sole discretion can elect to make the Employee’s resignation of employment effective immediately at any time during the 60-day notice period, and any such termination by the Company shall not convert Employee’s resignation into a termination by the Company without Cause. In the event the Employee elects to terminate her employment pursuant to Section 3.2(b)(ii), the Employee shall be entitled to receive only the payments referred to in Section 3.3(a) hereof.

(c) By Expiration of Agreement. This Agreement and the Employee’s employment hereunder shall terminate upon the date of the expiration of the then-current Term in the event either party elects not to renew the then-current Term pursuant to Section 3.1. In the event the employment of the Employee is terminated by the expiration of the then-current Term, the Employee shall be entitled to receive only the payments referred to in Section 3.3(a) hereof.

(d) Death of Employee. This Agreement and the Employee’s employment hereunder shall terminate upon the death of the Employee. In such an event, the Employee’s surviving spouse, or if none, the Employee’s estate shall be entitled to receive only the payments referred to in Section 3.3(a) hereof.

3.3. Compensation and Benefits Following Termination. Except as specifically provided in this Section 3.3, any and all obligations of the Company to make payments to the Employee under this Agreement shall cease as of the date the Employment Period expires under Section 3.1 or as of the date the Employee’s employment is terminated under Section 3.2, as the case may be (either such date, the “Termination Date”). From the date of any notice of termination through the Termination Date (to the extent they are different), the Employee shall continue to perform the normal duties of the Employee’s employment hereunder (unless waived by the Company) and shall be entitled to receive when due all compensation and benefits applicable to the Employee hereunder.

(a) Standard Termination Payments. In the event that the Employee’s employment terminates for any reason under any provision in Section 3.2, the Company shall, within the period prescribed by applicable State law but no later than 30 days after the Termination Date, pay the Standard Termination Payments (as defined below) to the Employee or, in the case of termination pursuant to Section 3.2(d) on account of the death of the Employee, to the Employee’s surviving spouse or estate as appropriate. For purposes of this Section 3.3, “Standard Termination Payments” shall mean (i) the Employee’s earned and unpaid Annual Base Salary through the Termination Date; (ii) any unreimbursed business and entertainment expenses that are reimbursable through the Termination Date; and (iii) any accrued but unused vacation as of the Termination Date. Moreover, for any such termination, the Employee shall be entitled to receive any vested benefits to which the Employee has a right under the Company’s benefit plans and programs, including without limitation continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, which benefits will be provided in accordance with the applicable plan terms.

(b) By Company Without Cause or by Employee for Good Reason. In the event that the Company elects to terminate this Agreement and the Employee’s employment hereunder without Cause under Section 3.2(a)(ii) or the Employee elects to terminate this Agreement and her employment hereunder for Good Reason under Section 3.2(b)(i), in addition to the Standard Termination Payments provided in Section 3.3(a), and subject to the Employee’s execution of a release on or after the Termination Date that becomes effective and irrevocable as described in Section 3.4, the Company shall continue to pay the Employee her then-current Annual Base Salary, less applicable deductions and withholdings, for twelve months after the Termination Date. The first salary continuation payment will be paid to the Employee on the first Company payroll date that is ten days after the date that the release described in Section 3.4 becomes effective and irrevocable and will include any salary continuation payments for payroll dates between the Termination Date and the first salary continuation payment date.

3.4. Release. The Company will have no obligation to the Employee for the severance continuation payments under Section 3.3(b) unless the Employee has executed, on or after the Termination Date, and delivered to the Company, on or before the 50th day following the Termination Date, an effective and irrevocable general release and waiver of claims that releases the Company and all of its related entities, affiliates, investors, owners, and employees from, and promises not to sue them for, all claims and liabilities arising on or before the date the Employee signs the release, including claims related to the Employee’s employment with and separation from the Company, in the form of Exhibit A attached hereto with such changes as may be necessary under applicable law or as agreed to by the parties.

3.5. Resignation. Upon termination of the Employee’s employment, the Employee hereby agrees that the Employee shall automatically be treated as having resigned from any offices or positions related to the Company or any of its affiliates.

4. RESTRICTIVE COVENANTS.

4.1. Recitals. While employed with the Company, the Employee will be employed in a position of trust and confidence, and as a result, the Employee will be provided with the Company’s trade secrets and confidential or proprietary information, including but not limited to information related to (a) reports, pricing, selling, purchasing, and pricing procedures, and financing methods of the Company, and any specific and proprietary techniques utilized by the Company in designing, developing, testing, or marketing its products or in performing services for clients, customers, and accounts of the Company; (b) the business plans and financial statements, reports, and projections of the Company; (c) identities, addresses, contact persons, purchasing habits, and all other information related to the Company’s customers, clients, and investors, purchasers, lenders, or any other confidential information relating to or dealing with the business operations or activities of the Company; and (d) information concerning the licenses, permits, or other authorizations relevant to the Company’s business, made known to the Employee or acquired by the Employee in the course of the Employee’s employment at the Company (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include information or materials (a) that was or becomes generally available to the public other than as a result of breach of this Agreement by the Employee or (b) which the Employee had in her possession prior to disclosure by the Company or receives from a third party who, to the Employee’s knowledge, is not bound by a duty of confidentiality to the Company. The Employee acknowledges that the Company takes reasonable steps to protect its Confidential Information and to prevent disclosure of its Confidential Information to the public. Moreover, the Employee acknowledges that during Employee’s employment with the Company, the Employee will be put in a position of trust and confidence with the Company’s customers, employees, and consultants. The Employee agrees and acknowledges, therefore, that it is fair and reasonable for the Company to take steps necessary to protect its Confidential Information; protect against the risk of misappropriation of such Confidential Information; and protect the Company’s relationship with its customers, employees, and consultants.

4.2. Non-Recruitment. By and in consideration of the Company’s entering into this Agreement, and in further consideration of the Employee’s exposure to the Confidential Information of the Company and its affiliates, the Employee agrees that the Employee shall not, during the Employee’s employment with the Company and for a period of six (6) months after the Employee’s employment with the Company is terminated by either party for any reason (the “Restricted Period”): (a) directly or indirectly hire, induce, or solicit (or assist any person or entity to hire, induce, or solicit) for employment any person who is, or within six (6) months prior to the date of such hiring, inducement, or solicitation was, an employee of the Company or (b) induce or solicit (or assist any person or entity to induce or solicit) any person who is an employee of the Company to terminate his/her employment relationship with the Company. The foregoing does not apply to any employee who responds to any general public advertisement by the Employee or is referred by an employment agency, so long as the advertisement or agency search was not directed towards any such employee or group of employees of the Company.

4.3. Confidential Information. This covenant is independent of, and in addition to, those set forth above.

(a) In order to protect the Company’s Confidential Information, the Employee hereby covenants and agrees that the Employee will at all times hold the Confidential Information in confidence, will take all reasonable and necessary measures to prevent the disclosure of the Confidential Information, and will not use or disclose any Confidential Information, except for the benefit of the Company and to authorized representatives of the Company, to professional advisors (including without limitation attorneys, accountants, and financial advisors), or except as required by any governmental, regulatory, or judicial authority.

(b) The Employee acknowledges that all Confidential Information are and shall remain the sole, exclusive, and valuable property of the Company and that the Employee has and shall acquire no right, title, or interest therein. Any and all printed, typed, written, or other material that the Employee may have or obtain with respect to Confidential Information shall be and remain the exclusive property of the Company, and any and all material (including any copies) shall, upon request of the Company, be promptly delivered by the Employee to the Company.

(c) If the Employee becomes compelled by law, by regulatory or judicial process or by any other proceeding to make any disclosure that is prohibited by this Section 4.3, the Employee shall, to the extent legally permissible, provide the Company with prompt notice of such compulsion so that the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 4.3. In the absence of a protective order or other remedy, the Employee may disclose that portion (and only that portion) of the Confidential Information that, based upon the opinion of the Employee’s counsel, the Employee is legally compelled to disclose; provided, however, that the Employee shall use commercially reasonable efforts to obtain written assurance that any person to whom any Confidential Information is so disclosed shall accord confidential treatment to such Confidential Information.

(d) Nothing in this Agreement prohibits Employee from disclosing a Company trade secret (i) in confidence to a Federal, State, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Moreover, if Employee files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Employee may disclose a Company trade secret to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

4.4. Scope and Reasonableness.

(a) The parties agree that it is not their intention to violate any public policy, rule of public order, or statutory or common law. The parties intend that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any provision of this Agreement is found by a court to be unenforceable, the parties authorize the court to amend or modify the provision to make it enforceable in the most restrictive fashion permitted by law.

(b) The Employee acknowledges that the restrictions contained in this Section 4, in view of the nature of the business in which the Company is engaged and in view of the Confidential Information to which the Employee will be exposed, are reasonable and necessary in order to protect the Confidential Information of the Company and the Company’s relationships with its customers, employees, and consultants, and that any violation thereof would result in irreparable injuries to the Company, and the Employee therefore acknowledges that, in the event of the Employee’s violation of any of these restrictions, the Company shall be entitled to seek from any court of competent jurisdiction (in any jurisdiction) preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other rights or remedies to which the Company may be entitled. Notwithstanding the foregoing to the contrary, under no circumstances shall the Employee be liable for special, consequential, or punitive damages for any breach of this Agreement or otherwise. If the Employee violates any of the restrictions contained in the foregoing Section 4.2, the Restricted Period shall not run in favor of the Employee from the time of the commencement of any such violation until such violation shall be cured by the Employee to the reasonable satisfaction of Company.

4.5. Survival. Any provision of this Agreement to the contrary notwithstanding, if this Agreement is terminated for any reason, the provisions and covenants of this Section 4 shall nevertheless remain in full force and effect in accordance with their respective terms.

5. MISCELLANEOUS.

5.1. Code Section 409A.

(a) This Agreement and the amounts payable and other benefits provided under this Agreement are intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12). This Agreement shall be administered, interpreted and construed in a manner consistent with the requirements and exemptions under Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole reasonable discretion of the Employer and without requiring the Employee’s consent, in such manner as the Employer reasonably determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A; provided, however, that in exercising its discretion, the Employer shall modify this Agreement in the least restrictive manner necessary and provided further that the Employer have no obligation to indemnify the Employee or hold the Employee harmless from any adverse tax consequences related to any failure to comply with Section 409A. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A.

(b) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Employee, as provided under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following limitations: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Internal Revenue Code; (ii) the reimbursement of an eligible expense shall be made as specified in this Agreement and in accordance with Employer’s normal reimbursement procedures for senior management, and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.

(c) If a payment obligation under this Agreement arises on account of the Employee’s termination of her employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12)), it shall be payable only after the Employee’s “separation from service” (as defined under Treasury Regulation section 1.409A-1(h)); provided, however, that if the Employee is a “specified employee” (as defined under Treasury Regulation section 1.409A-1(i)), any such payment obligation that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Employee’s separation from service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Employee’s estate following the Employee’s death.

5.2. Applicable Law. This Agreement shall be construed and interpreted according to the laws of the State of Ohio, without regard to the conflicts of law rules thereof.

5.3. Headings. The headings and captions set forth herein are for convenience of reference only and shall not affect the construction or interpretation hereof.

5.4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of successors and permitted assigns of the parties. This Agreement may not be assigned, nor may performance of any duty hereunder be delegated, by either party without the prior written consent of the other; provided, however, the Company may assign this Agreement to any successor to its business or to any affiliate.

5.5. Entire Agreement; Termination of Services Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and there are no other contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants not specifically referred to or contained herein. This Agreement specifically supersedes any and all prior agreements and understandings of the parties with respect to the subject matter hereof, all of which prior agreements and understandings are hereby terminated and of no further force and effect.

5.6. Amendments. This Agreement may be amended, modified, or terminated only by a written instrument signed by the parties hereto.

5.7. Waiver. The Company’s failure to enforce any provision or provisions in this Agreement shall not in any way be construed as a waiver of any provision or provisions of this Agreement, or prevent the Company from thereafter enforcing each and every provision of this Agreement.

5.8. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. This Agreement may be delivered by facsimile transmission or email attachment of an originally executed copy.

5.9. Severability. If any section, provision, clause or part of this Agreement, or the applications thereof under certain circumstances, is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such section, provision, clause or part under other circumstances, shall not be affected thereby.

5.10. Incorporation of Recitals. The Recitals to this Agreement are an integral part of, and by this reference are hereby incorporated into, this Agreement.

5.11. Withholdings. Each payment of compensation or benefits to or on behalf of the Employee under this Agreement shall be reduced by authorized deductions.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written below.

HOF VIllage newco, llc

By:	/s/ Michael Crawford
Name:	Michael Crawford
Title:	President & Chief Executive Officer
Date:	August 31, 2020

Hall of Fame Resort & Entertainment Company

By:	/s/ Michael Crawford
Name:	Michael Crawford
Title:	President & Chief Executive Officer
Date:	August 31, 2020

ERICA MUHLEMAN

/s/ Erica Muhleman
Erica Muhleman, Individually

August 31, 2020
Date

[Signature Page to Muhleman Employment Agreement]

Exhibit A

Form of Release

GENERAL RELEASE AND WAIVER

THIS GENERAL RELEASE AND WAIVER (this “Release”) is entered into by and between [___] (the “Company”) and [●] (the “Employee”). The Company and the Employee hereby agree as follows:

1. Employment Status. The Employee’s employment with the Company terminated effective as of [•].

2. Payment and Benefits. The Company shall provide the Employee with the salary continuation payments specified in and subject to the provisions of Section 3.3(b) of the Employment Agreement dated as of [●], by and between the Company and the Employee (the “Employment Agreement”); provided, that such payment is subject to certain terms and conditions, including without limitation this Release becoming effective, as provided in the Employment Agreement.

3. No Liability. This Release does not constitute an admission by any of the Company Releasees (as defined below) of any unlawful acts or of any violation of federal, state, or local laws.

4. Release. In consideration of the payments and benefits set forth in the Employment Agreement, the Employee, for the Employee, the Employee’s heirs, administrators, representatives, executors, successors, and assigns (collectively, the “Employee Releasors”), hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and its current and former parents, affiliates, subsidiaries, divisions, successors, assigns, trustees, officers, directors, partners, shareholders, agents, parents, employees, including without limitation all persons acting by, through, under, or in concert with any of them (collectively, the “Company Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state, or local law that the Employee Releasors had, now have, or may hereafter claim to have had against each or any of the Company Releasees by reason of any matter, cause, or thing occurring, done, or omitted to be done on or before the date of Employee’s execution of this Release. Without limitation, this Release includes a knowing and voluntary waiver of any and all rights, claims, and causes of action for discrimination based upon race, color, ethnicity, sex, national origin, religion, disability, and age (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1962, the Americans with Disabilities Act of 1990, and any other federal, state, or local anti-discrimination law) or any other unlawful criterion or circumstance. Employee is not waiving or releasing any claims that may arise after the date that the Employee executes this Release or claims related to the Equity Award Agreement. Moreover, this Release does not cover the Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company Releasees (with the understanding that any such filing or participation does not give the Employee the right to recover any monetary damages against the Company Releasees; the Employee’s release of claims herein bars the Employee from recovering such monetary relief from the Company Releasees).

In addition, for purposes of this Release, the Employee represents that the Employee is not aware of any claims against the Company Releasees.

5. Restrictive Covenants. The Employee expressly acknowledges and agrees that Employee will continue to be bound by the obligations set forth in Section 4 of the Employment Agreement for the periods set forth therein.

6. Company Property. By signing this Release, the Employee acknowledges that the Employee has returned to the Company all originals and copies of Company documents and all Company property, including without limitation, keys, computer files, diskettes, database information, client information, sales documents, financial statements, budgets and forecasts, and any similar information. The Employee further represents that the Employee has left intact all of the Company’s electronic files, including those that Employee developed or helped develop during the Employee’s employment with the Company.

7. Bar. The Employee acknowledges and agrees that, if the Employee should hereafter make any claim or demand or commence or threaten to commence any action, claim, or proceeding against the Company Releasees with respect to any cause, matter, or thing which is the subject of the release under Paragraph 4 of this Release, this Release may be raised as a complete bar to any such action, claim, or proceeding, and the applicable Company Releasee may recover from the Employee all expenses and costs incurred in connection with such action, claim, or proceeding, including attorneys’ fees.

8. Non-Disparagement. The Employee agrees not to make any statement, oral or written, that would reasonably be considered disparaging of the Company, its programs, or its services, or any of the Company Releasees. The Company agrees that then-current members of its Employee management team acting in their capacity as employees of the Company will not make any statement, oral or written, that would reasonably be considered to be disparaging of the Employee. Nothing in this Section 8 shall prevent the Employee or the Company from providing truthful information if compelled to do so by law or by regulatory or judicial process.

9. Governing Law; Interpretation. This Release shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the conflicts of law rules thereof. If for any reason any part of this Release shall be determined to be unenforceable, the remaining terms and conditions shall be enforced to the fullest extent possible.

10. Acknowledgments. The Employee acknowledges that the Employee has been advised in writing to consult with an attorney before signing this Agreement. The Employee further acknowledges that the Employee has been given sufficient time to review this Release, the Employee has read and fully understands its provisions, the Employee voluntarily accepts its terms, and the Employee has a period of twenty-one (21) days in which to consider entering into this Release. If the Employee executes the Release in less than twenty-one (21) days, the Employee acknowledges that the Employee is doing so voluntarily and that the Employee is waiving the Employee’s right to the full twenty-one (21) days to consider the Release.

11. Revocation. The Employee has a period of seven (7) days following the execution of this Release during which the Employee may revoke this Release, and this Release shall not become effective or enforceable until such revocation period has expired.

12. Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original. This Release may be delivered by facsimile transmission or email attachment of an originally executed copy.

THE UNDERSIGNED HAVE CAREFULLY READ THIS RELEASE; THEY KNOW AND UNDERSTAND ITS TERMS; THEY FREELY AND VOLUNTARILY AGREE TO ABIDE BY ITS TERMS; AND THEY HAVE NOT BEEN COERCED INTO SIGNING THIS AGREEMENT.

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